UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 19, 2013

Truett-Hurst, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-187164	46-1561499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5610 Dry Creek Road, Healdsburg, CA 95448
(Address of Principal Executive Offices) (Zip Code)

(707) 433-9545
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Placement Agency Agreement

On June 19, 2013, Truett-Hurst, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with WR Hambrecht + Co, LLC (“WRH”), acting as representative of the placement agents named therein (collectively, the “Placement Agents”), pursuant to which the Company agreed to offer and sell to the public 2,700,000 shares of the Company’s Class A common stock (the “Shares”) at a price of $6.00 per share (the “Initial Public Offering”) pursuant to the Company’s registration statement on Form S-1 (File No. 333-187164), as amended (the “Registration Statement”).  The Company expects to receive approximately $14.1 million in net proceeds from the Initial Public Offering, after deducting placement agent fees and other offering expenses.  The transaction closed on June 25, 2013.

Escrow Agreement

Pursuant to the Placement Agency Agreement, on June 19, 2013, the Company entered into the Escrow Agreement (the “Escrow Agreement”), by and among the Company, American Stock Transfer & Trust Company, LLC and WRH, as representative of the Placement Agents.

H.D.D. LLC Operating Agreement

In connection with the Initial Public Offering, on June 19, 2013, the Third Amended and Restated Operating Agreement (the “LLC Agreement”) of H.D.D. LLC (the “LLC”), was entered into by and among the Company, as the managing member of the LLC, and the other members of the LLC (the “LLC Members”).  Immediately prior to the offering, newly-issued LLC units (“LLC Units”) were allocated among the members of the LLC pursuant to the distribution provisions of the former limited liability company agreement of the LLC based upon the liquidation value of the LLC, assuming the LLC was liquidated at the time of the Initial Public Offering with a value implied by the price of the Shares sold in the Initial Public offering (the “Recapitalization”).

As contemplated in the Company’s Prospectus, dated June 19 (the “Prospectus”), filed on June 20, 2013 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), on June 25, 2013 the Company used approximately $14.1 million of the proceeds from the Initial Public Offering to make a contribution to the LLC in exchange for 2,700,000 LLC Units.  As a result of the Company’s purchase of LLC Units, it will be the sole managing member of the LLC under the LLC Agreement. Accordingly, the Company will operate and control all of the business and affairs of the LLC.  Holders of LLC Units, other than the Company, do not have voting rights under the LLC Agreement.

Pursuant to the LLC Agreement, the Company has the right to determine when distributions will be made to other holders of LLC Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holders of LLC Units pro rata in accordance with the percentages of their respective LLC Units.

The holders of LLC Units, including the Company, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of the LLC. Net profits and net losses of the LLC will generally be allocated to holders of LLC Units (including the Company) pro rata in accordance with the percentages of their respective limited liability company interests. The LLC Agreement provides for cash distributions (“Tax Distributions”) to the holders of LLC Units if the Company, as the sole managing member of the LLC, determines that the taxable income of the LLC will give rise to taxable income for the holders of LLC Units. Generally, Tax Distributions will be computed based on the Company’s estimate of the taxable income of the LLC allocable to the holders of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in Healdsburg, California (taking into account the nondeductibility of certain expenses and the character of the income). Tax Distributions will be made only to the extent all distributions from the LLC for the relevant year were insufficient to cover such tax liabilities.

The LLC Agreement also provides that substantially all expenses incurred by or attributable to the Company (such as expenses incurred in connection with the Initial Public Offering), but not including obligations incurred under the Tax Receivable Agreement (as defined below) by the Company, income tax expenses of the Company and payments on indebtedness incurred by the Company, will be borne by the LLC.

Exchange Agreement

On June 19, 2013, the Company entered into an exchange agreement (the “Exchange Agreement”), by and among the Company and the LLC Members from time to time party thereto.  Under the agreement, each holder of LLC Units (and certain permitted transferees thereof) may (subject to the terms of the agreement), exchange their LLC Units for shares of Class A common stock of the Company on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, or for cash, at the Company’s election. As a holder exchanges its LLC Units, the Company’s interest in the LLC will be correspondingly increased.

Tax Receivable Agreement

On June 19, 2013, the Company entered into a tax receivable agreement (the “Tax Receivable Agreement”), by and among the Company, the LLC and the LLC Members from time to time party thereto.  The agreement provides for the payment from time to time by the Company, as “corporate taxpayer,” to holders of LLC Units of 90% of the amount of the benefits, if any, that the corporate taxpayer is deemed to realize as a result of (i) increases in tax basis resulting from the exchange of LLC Units and (ii) certain other tax benefits related to the Company entering into the agreement, including tax benefits attributable to payments under the agreement. These payment obligations are obligations of the corporate taxpayer and not of the LLC. For purposes of the agreement, the benefit deemed realized by the corporate taxpayer will be computed by comparing the actual income tax liability of the corporate taxpayer (calculated with certain assumptions) to the amount of such taxes that the corporate taxpayer would have been required to pay had there been no increase to the tax basis of the assets of the LLC as a result of the exchanges, and had the corporate taxpayer not entered into the agreement. The term of the agreement will continue until all such tax benefits have been utilized or expired, unless the corporate taxpayer exercises its right to terminate the agreement for an amount based on the agreed payments remaining to be made under the agreement or the corporate taxpayer breaches any of its material obligations under the agreement in which case all obligations will generally be accelerated and due as if the corporate taxpayer had exercised its right to terminate the agreement.

Registration Rights Agreement

In connection with the Initial Public Offering, on June 19, 2013 the Company entered into a registration rights agreement (the “Registration Rights Agreement”), by and among the Company and the LLC Members from time to time party thereto, pursuant to which any holder of LLC Units may request registration or inclusion in any registration of the Company’s Class A common stock in compliance with the Securities Act. The agreement will remain in effect until there are no more securities registrable under the agreement outstanding, or upon termination by holders of two thirds of the outstanding LLC Units. The right of any particular holder of LLC Units to request registration or inclusion in any registration will terminate on the date, on or after the closing of the Initial Public Offering, on which such holder is not an “affiliate” for the purposes of Rule 144 or holds less than 3% of the outstanding Class A common stock (calculated on an as converted basis).

The Placement Agency Agreement, the Escrow Agreement, the LLC Agreement, the Exchange Agreement, the Tax Receivable Agreement and the Registration Rights Agreement are filed herewith as Exhibits 1.1, 1.2, 10.1, 10.2, 10.3, and 10.4, respectively, and are incorporated herein by reference. The terms of these agreements are substantially the same as the terms set forth in the forms of such agreements filed as exhibits to the Registration Statement and as described therein.

Affiliates of the LLC have various relationships with the Company.  For further information concerning the other material relationships among the Company, the LLC and their respective affiliates, see the section entitled “Certain Relationships and Related Party Transactions” in the Company’s Prospectus.

Item 8.01 Other Events.

On June 19, 2013, the Company issued a press release announcing the pricing of the Initial Public Offering.  A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

On June 25, 2013, the Company issued a press release announcing the closing of the Initial Public Offering.  A copy of the press release is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

1.1	Placement Agency Agreement, dated as of June 19, 2013, by and between Truett-Hurst, Inc. and WR Hambrecht + Co, LLC, as representative of the placements agents named therein.

1.2	Escrow Agreement, dated as of June 19, 2013, by and among Truett-Hurst, Inc., American Stock Transfer & Trust Company, LLC and WR Hambrecht + Co, LLC, as representative of the Placement Agents.

10.1	Third Amended and Restated Operating Agreement of H.D.D. LLC, dated as of June 19, 2013.

10.2	Exchange Agreement, dated as of June 19, 2013, by and among Truett-Hurst, Inc. and the members of H.D.D. LLC from time to time party thereto.

10.3	Tax Receivable Agreement, dated as of June 19, 2013, by and among Truett-Hurst, Inc., H.D.D. LLC and the members of H.D.D. LLC from time to time party thereto.

10.4	Registration Rights Agreement, dated as of June 19, 2013, by and among Truett-Hurst, Inc. and the members of H.D.D. LLC from time to time party thereto.

99.1	Press release issued by Truett-Hurst, Inc., dated June 19, 2013.

99.2	Press release issued by Truett-Hurst, Inc., dated June 25, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUETT-HURST, INC.

	By:	/s/ Phillip L. Hurst
		Name:	Phillip L. Hurst
		Title:	Chief Executive Officer and Chairman

Date: June 25, 2013